Exhibit 10.15

January 6, 2023

Karin Overstreet

Via Email

Dear Karin

We are very pleased to formalize our offer for you to join Madison Indoor Air Quality (MIAQ) as an operating President reporting to the President and CEO. As you know, our mission is making the world Safer, Healthier & More Productive through our industry leading line of indoor air quality solutions, serving a diverse portfolio of global end markets. Your addition to the team - focusing on talent acquisition, development, and retention - is a key part of our strategy so that we will realize our collective mission.

In addition to the comprehensive offer Madison Indoor Air Quality has provided to you, should we decide to end your employment with MIAQ, we will provide you with 12-months' severance consisting of your then current annualized base pay. The severance will be subject your acceptance of MIAQ’s then current separation agreement. The severance will be paid to you in bi-weekly installments the same as your payroll while employed.

Of course, this 12-month severance commitment would not apply in the event that your employment is terminated for cause.

Karin, with the formalities covered, let me reiterate how excited we are at the prospect of having you join our team. We are delighted to have you come join us in building something truly remarkable that will long outlast us.

Sincerely,

/s/ Jeff Krautkramer

Jeff Krautkramer

CHRO

Madison Indoor Air Quality